Exhibit 5

March 11, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

Reference is made to the Registration Statement on Form S-8 to be filed by MCI Communications Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission relating to 14,000,000 shares of Common Stock, par value $.10 per share, of the Company.

I have examined all such records of the Company and all such agreements, certificates of public officials and such other documents as I have deemed relevant and necessary as a basis for the opinions hereinafter expressed. Based on such examination, I am of the opinion that the shares of Common Stock of the Company to be issued pursuant to the MCI Communications Corporation Stock Option Plan will be, when issued in compliance with such plan, legally issued, fully-paid and non-assessable.

I am Executive Vice President and General Counsel of the Company. As of December 31, 1996, I held 308,179 shares of Common Stock of the Company, which includes 305,000 shares which I have the right to acquire pursuant to stock options and incentive stock units.

I hereby consent to the use of this opinion as an Exhibit to the above-mentioned Registration Statement.

Very truly yours,

Michael H. Salsbury
-------------------
Michael H. Salsbury

PAGE 14 of 15